Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated October 30, 2020, with respect to the financial statement of Bumble Inc. included in the Registration Statement (Form S-1) and related Prospectus of Bumble Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Austin, Texas

January 15, 2021